Exhibit 10.9

[LETTERHEAD OF DUNKIN’ BRANDS, INC.]

June 30, 2010

Mr. Jon Luther

410 Old Towne Lane

Juno Beach, FL. 33408

Dear Jon,

You have expressed a desire to transition your service to Dunkin’ Brands, Inc., a Delaware corporation (the “Company”) and its parent, Dunkin’ Brands Group Holdings, Inc., a Delaware corporation (“Holdings”), to a non-executive role as Chairman of the Board of Directors of the Company and Holdings (the “Board”). Both the Company and Holdings agree that this modification of your services will continue to allow the Company and Holdings to utilize and benefit from your experience and expertise.

You, the Company and Holdings have agreed that following midnight local time on the date hereof, June 30, 2010 (the “Transition Date”), you will continue to serve the Company and Holdings as a director and as (non-executive) Chairman of the Board on the terms set forth herein. The purpose of this letter agreement (the “Agreement”) is to confirm the arrangements between and among you, the Company and Holdings concerning the terms of your continued relationship with the Company and Holdings following the Transition Date, as follows:

1. Transition Period. Until the Transition Date, your service as the Chairman of the Board shall continue to be governed by the terms contained in the Amended and Restated Executive Employment Agreement made and entered into by you, the Company and Holdings effective as of December 31, 2008, and as further amended as of January 6, 2009, (the “Employment Agreement”). Your right to receive the benefits under this Agreement is expressly conditioned upon your continued compliance with your obligations under the Employment Agreement through the Transition Date; provided, that Section 5(e) of the Employment Agreement shall be of no further force and effect, effective immediately. Immediately following the Transition Date, the Employment Agreement shall be of no further force and effect (except as expressly provided herein) and your continued relationship with the Company shall be governed by the terms of this Agreement.

2. Resignation.

(a) As of the Transition Date, you hereby resign your employment with the Company and Holdings and all other positions, offices and directorships with the Company and Holdings, save only your position as a director and as Chairman of the Board. This resignation is irrevocable, effective immediately. You acknowledge and agree that you will not be entitled to any severance or termination pay or benefits under Section 5 of the Employment Agreement in respect of or related to such resignation.

(b) On the next regular pay date for executives of the Company following the Transition Date, the Company will pay you: (i) your base salary earned through the Transition Date and (ii) pay, at the rate of your base salary, for the number of days of vacation you have earned but not used as of the Transition Date.

(c) Subject to your compliance with Section 2(e) below, the Company will pay you (i) $250,000 in respect of the fiscal year 2009 incentive bonus and (ii) in a lump sum the gross amount of $1,750,000. Such payments will be made on the 30th day following the Transition Date.

(d) Your existing deferred compensation balance of $754,997.59 will be paid out in accordance with the terms of the existing deferral arrangement upon your separation from service as defined in Section 1.409A-1(h) of the Treasury regulations.

(e) Within 21 days of the Transition Date, you, Holdings and the Company will execute the Release Agreements attached hereto as Exhibit A and B. Your right to receive the compensation and benefits provided under this Agreement (other than those provided under Section 2(b) hereof) are expressly conditioned on your signing and not revoking such Release Agreement prior to the payment date.

3. Continued Service as a Director and as Chairman. During the period commencing on the Transition Date and ending upon the termination of your service pursuant to Section 11 hereof (such period, the “Term”), you will serve Holdings and the Company as a director and as (non-executive) Chairman of the Board. During the Term, you will perform those duties and functions customarily performed by a non-executive chairman of a board of directors. In addition, and with no additional compensation, you shall perform services on behalf of Holdings and the Company on projects mutually agreed upon by you and the Board from time to time. Holdings and the Company acknowledge that you will be based out of your home office located in Florida; provided, that you may be required to travel to the Company’s headquarters in Canton, Massachusetts and elsewhere, from time to time, as reasonably required to perform your duties hereunder.

4. Compensation. During the Term, as full compensation for all services performed by you on behalf of Holdings and the Company, the Company will provide you the following compensation:

(a) The Company will pay you an outside director’s fee at the rate of $50,000 per annum for such time as you serve as a director (including as Chairman) (the “Board Fee”). The Board Fee shall be payable quarterly in arrears, with the first payment due on September 30, 2010.

(b) The Company will pay you a per annum chairman fee in the amounts set forth below during your continued service as Chairman (the “Chairman Fee”). The Chairman Fee shall be paid quarterly in arrears, with the first payment due September 30, 2010. The per annum amounts of the Chairman Fee shall be as follows:

(i)	$1,000,000 for the period from July 1, 2010 to June 30, 2011;

(ii)	$500,000 for the period from July 1, 2011 to June 30, 2012; and

(iii)	$250,000 for the period from July 1, 2012 to June 30, 2013.

(c) You agree to enroll and to cause your wife to enroll in Medicare Part B coverage as soon as practicable after the date hereof. During the Final Term, following such enrollment in Medicare Part B coverage, the Company will reimburse you for the full premium cost of a Medicare supplemental insurance policy for you and your wife through the Blue Cross Blue Shield of Florida Blue Medicare PPO (“Blue Cross Medicare”)(or equivalent coverage through another provider that has a monthly premium cost that is no greater than the Blue Cross Medicare). At the end of the Final Term, to the extent that you seek other Medicare supplemental insurance, the Company will use commercially reasonable efforts to assist you in ensuring that such transition will not cause a disruption of coverage due to limitations on preexisting conditions, provided that you will be responsible for paying all premiums and for taking all actions reasonably required to obtain or continue such coverage following the end of the Final Term.

(d) During the Final Term, the Company shall reimburse you for the following insurance costs, provided that you have taken all actions reasonably necessary to enroll in the applicable benefit coverage: (1) monthly premium cost of dental insurance, with coverage as comparable as possible to the dental insurance provided during your employment; (2) premium cost of basic term life insurance in the face amount of $520,000 through the Hartford Insurance Company, pursuant to conversion coverage under the Company’s group term life insurance plan; (3) premium cost of Executive Life Insurance through Security Connecticut in the face amount of $1,000,000; (4) $50,000 per year in respect of the annual premium on the policy of whole life insurance heretofore provided to you pursuant to Section 4(e) of the Employment Agreement (the “Whole Life Policy”). Such payments shall be made quarterly in arrears, with the first such payment due on September 30, 2010. The life insurance trust that you have established shall continue to be the owner of the Whole Life Policy.

(e) The Company shall pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties hereunder during the Term, upon submission of documentation in accordance with the Company’s then regular procedures for substantiation of expenses. Any reimbursement under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(f) The Company shall provide you with adequate administrative support consistent with your then-current role as a director and/or as Chairman.

You acknowledge and agree that during the Term you will not be entitled to any increases in the Director’s Fee or the Chairman Fee. The treatment of your equity awards outstanding as of the Transition Date will be as set forth in Section 5 of this Agreement.

5. Stock Options; Restricted Stock; Other Equity.

(a) Except as expressly provided herein, the 8,014,729.90 shares of restricted Class A common stock of Holdings (the “Restricted Shares”) that were granted to you pursuant to that certain Restricted Stock Award and Special Bonus Agreement effective as of May 26, 2006 (the “Restricted Stock Agreement”) by and among Holdings and you and designated Tranche 1 Shares, Tranche 2 Shares and Tranche 3 Shares shall continue to be governed by the terms of the Restricted Stock Agreement, Holdings’ 2006 Executive Incentive Plan (as it may be amended from time to time, the “Plan”) and the other agreements referenced therein.

(i)	Effective as of the Transition Date, you will be fully vested in the Tranche 1 shares under the Restricted Stock Agreement.

(ii)	Through the earlier of the end of the Term or December 31, 2010, your continued service hereunder shall be deemed to constitute “employment” for purposes of the Restricted Stock Agreement and you shall continue to vest in your Tranche 2 shares thereunder.

(iii)	Through the earlier of the end of the Term or June 30, 2013, your continued service hereunder shall be deemed to constitute “employment” for purposes of the Restricted Stock Agreement; and you shall be eligible to vest in the Tranche 3 shares thereunder (subject to meeting the Investor IRR hurdles set forth in the Restricted Stock Agreement).

(b) You hereby waive your rights to have Holdings purchase all or any portion of your equity interests in Holdings, including your rights under Section 11 of the Employment Agreement (Executive Put Option Upon Termination) with respect to all Vested Shares (as defined in the Employment Agreement). Holdings and the Company each hereby waives its rights to call all or any portion of your equity interests in Holdings, including the rights provided under the Stockholders Agreement among Holdings, Dunkin’ Brands Holdings, Inc., the Company and Certain Stockholders of Holdings dated March 1, 2006, as amended from time to time.

6. No Eligibility for Benefits, Plans or Paid Time Off.

(a) You acknowledge and agree that after the Transition Date neither you nor any member of your family nor any other person claiming through you shall be eligible to participate in or receive benefits under any of the employee benefit plans, programs or arrangements maintained by Holdings, the Company or any of their subsidiaries as a result of your service under this Agreement; and that neither you nor any person claiming through you shall be eligible to participate in any bonus, incentive or other compensation plan, program or arrangement of any kind, whether payable in cash or in equity, maintained by Holdings, the Company or any of their subsidiaries, as a result of your performance hereunder (all of the foregoing benefit and compensation plans, programs and arrangements, hereafter, the “Plans”). You shall not be eligible for paid holidays, vacation or other paid time off during the Term.

(b) You hereby waive irrevocably any and all rights to participate in, or receive benefits under, any of the Plans after the Transition Date, excluding only any rights you or any of your qualified beneficiaries may have to participate at your or their cost in the Company’s group health plan through the federal law commonly known as “COBRA” as a result of your prior employment with the Company. Excluding only claims arising under the Company’s health plans as a result of participation through COBRA, you agree not to make a claim under any of the Plans and you agree to indemnify and hold harmless the Company and the Plans and all of those connected with them from any liability of any kind in any way arising out of or connected with any such claim by you or by any dependent or other individual claiming through you.

7. Limitations on Authority. You acknowledge and agree that you shall have no right, power or authority to bind the Company or Holdings to the fulfillment of any condition, contract or obligation or to create any liability binding on the Company or Holdings at any time during the Term or thereafter and you shall make no attempt to do so. The Company and Holdings will not be responsible for any expenses or liabilities incurred by you, other than business expenses subject to reimbursement in accordance with Section 4(e) above.

8. Relationship of the Parties. You, the Company and Holdings acknowledge and agree that you are an independent contractor in the performance of services under this Agreement and that nothing contained in this Agreement is intended to create an employment relationship, partnership or joint venture between the Company or Holdings on the one hand, and you on the other. As an independent contractor, you will work independently and will not receive training or direction from the Company or Holdings.

9. Taxes. As an independent contractor, you shall be solely responsible for unemployment insurance and for the withholding and payment of any and all federal, state, and local income taxes and social security and Medicare taxes and other legally-required payments on any sums received from Holdings or the Company under this Agreement, except with respect to withholding and the employer paid portion of the taxes with respect to those payments set forth in Paragraph 2(c). You have represented to the Company that you are currently a Florida resident. You agree to indemnify and hold harmless the Company, Holdings and their respective shareholders, directors, officers, employees, affiliates, agents, successors and assigns, from any and all losses, costs and expenses, including without limitation attorneys’ fees, and any other liabilities incurred by any of the foregoing as a result of your failure to meet your obligations in this Paragraph 9.

10. Insurance. You acknowledge that, other than directors and officers liability insurance, or as expressly provided herein, neither the Company nor Holdings maintains any insurance on your behalf and that it is your sole responsibility to obtain and keep in force such insurance as you determine appropriate. You assume all risk in connection with the adequacy of any and all such insurance which you elect to obtain.

11. Termination. Your service under this Agreement following the Transition Date shall continue until terminated pursuant to this Section 11.

(a) Your service hereunder shall end at the expiration of the Final Term on June 30, 2013.

(b) The Company may terminate your service as either a director or as Chairman or both, for Cause (as defined below) upon notice to you setting forth in reasonable detail the nature of the cause.

(c) The Company may earlier terminate your service as either a director or as Chairman or both, at any time other than for Cause upon notice to you.

(d) You may earlier terminate your service as either a director or as Chairman or both, at any time upon sixty (60) days’ notice to the Company. The Company may, in its sole discretion, elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your Director’s Fee and Chairman Fee for that portion of the notice period so waived.

(e) Your service hereunder will terminate automatically in the event of your death during the Term.

12. Effect of Termination.

(a) Upon any termination of your service as a director or as Chairman by the Company for Cause, by you for any reason or upon the expiration of the Final Term, you will only be entitled to receive (i) the Director’s Fee and Chairman Fee or both, as appropriate, pro-rated through the effective date of such termination and, if appropriate, (ii) any business expenses reasonably incurred by you but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within fifteen (15) days following the date of termination (“Final Compensation”). Final Compensation shall be paid to you in accordance with applicable law, plan terms or the Company’s generally-applicable expense reimbursement policy, as applicable.

(b) In the event that during the Final Term (i) the Company terminates your service as a director or as Chairman without Cause or (ii) your service is terminated by death or (iii) you are not re-elected as a director and no circumstances exist that would constitute Cause, then, in addition to Final Compensation to which you are due, the Company will pay you or your estate the balance of the Chairman Fee and/or Board Fee or both, as appropriate, that would otherwise be due if your service had continued for the balance of the Final Term, in a lump sum on the 60th days following the date of termination (the “Severance Benefit”). The Company’s obligation to pay the Severance Benefit is expressly conditioned on your or your representative’s signing and returning to the Company (without revoking) a timely and effective release of claims in the form provided by the Company by the deadline specified therein, which in all events shall be no later than the forty-fifth (45th) calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”).

13. Confidential Information.

(a) You acknowledge that the Company and its Affiliates continually develop Confidential Information, that you have developed Confidential Information for the Company and its Affiliates and will continue to do so, and that you have learned of and will continue to learn of Confidential Information during the course of your service hereunder. You will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and will not disclose to any Person or use, other than as required by applicable law or for the proper performance of your duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by you incident to your prior employment, your service or your association with the Company or any of its Affiliates, provided that you may divulge any Confidential Information that may be required by law and may disclose such information to your personal advisors for purposes of enforcing or interpreting this Agreement. You understand that this restriction shall continue to apply after your service hereunder terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 13 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of you or any other Person having an obligation of confidentiality to the Company or any of its Affiliates. Following termination of your service hereunder, you will not communicate or divulge any Confidential Information without the Company’s prior written consent or as may otherwise be required by law or legal process.

(b) All documents, records, tapes and other media of every kind and description relating to the business of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company and its Affiliates. You will surrender to the Company at the time your service hereunder terminates all property of the Company, including without limitation all Documents containing Confidential Information then in your possession.

(c) You will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

14. Assignment of Rights to Intellectual Property. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property developed during the term of your service hereunder. Subject to the foregoing, you agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts requested by the Company to assign the Intellectual Property so developed to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that you create will be considered “work made for hire” and will, upon creation, be owned exclusively by the Company.

15. Restricted Activities. You agree that some restrictions on your activities during and after your service hereunder are necessary to protect the good will, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While you serve as either a director or as Chairman of the Board, and for two (2) years after the date on which your service in both positions has terminated (the “Restricted Period”), without the prior written consent of the Board you will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, without the prior written consent of the Board you agree not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted during prior to the date hereof and during your employment or during the Term and further agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which you have provided services. Restricted activity includes without limitation accepting employment with any Person who is, or at any time within one year prior to termination of your services hereunder has been, a franchisee of the Company or any of its Affiliates. For the purposes of this Section 15, the business of the Company and its Affiliates shall include all Products and your undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent your passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(b) You agree that, during the Restricted Period, without the prior written consent of the Board you will not directly or indirectly (a) solicit or encourage any franchisee of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such franchisee or prospective franchisee of the Company or any of its Affiliates to conduct with anyone else any business or activity which such franchisee or prospective franchisee conducts with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a franchisee of the Company or any of its Affiliates at any time within the immediately preceding one year or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents (and of which you have actual knowledge) within said one year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment with the Company or one of its Affiliates or been introduced to such Person as a result of your employment or other associations with the Company or one of its Affiliates.

(c) You agree that during the Restricted Period, without the prior written consent of the Board you will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates as of the date of such solicitation or was employed by the Company or any of its Affiliates during the six (6) months prior to your termination of employment, or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding year. For purposes hereof, general solicitations not directed at a particular person or advertising in media directed at the general public shall not provide the basis for a claim by the Company that you violated this Section.

16. Enforcement of Covenants. You acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon you pursuant to Sections 13, 14 and 15 hereof. You agree without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by these restraints. You further acknowledge that, were you to breach any of the covenants contained in Sections 13, 14 or 15 hereof, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of said covenants, without having to post bond, as well as to its reasonable attorneys’ fees and costs incurred in connection with such breach. The parties further agree that, in the event that any provision of Section 13, 14 or 15 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

17. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b) “Cause” means: (i) your conviction of or pleading nolo contendere to a crime of moral turpitude, breach of trust or unethical business conduct, or any crime involving the Company or its Affiliates, in each case that constitutes a felony; (ii) your continuing willful and material breach of any of Sections 13, 14 or 15 of this Agreement; (iv) your engagement in willful gross misconduct, fraud, misappropriation or embezzlement which has caused material and demonstrable harm to the Company or its Affiliates. Within thirty (30) days of the notice of the Company of Cause and prior to any such termination, you shall be given an opportunity to make a presentation to the Board (accompanied by counsel or other representative if so desired) at a meeting of the Board. Following such meeting the Board shall determine whether to terminate your services and shall notify you of its determination. For purposes of this definition, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission is in the bests interests of the Company. Any act or failure to act that is based upon authority given by a resolution duly adopted by the Board or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, and (iv) the identity and special needs of the customers or franchisees of the Company and its Affiliates. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to franchisees or others with any understanding, express or implied, that the information would not be disclosed.

(d) “Final Term” means the period of time from July 1, 2010 to June 30, 2013.

(e) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas that are patentable or copyrightable or constitute trade secrets conceived, made, created or developed by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your service that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(f) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(g) “Products” mean all products researched, developed, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided by the Company or any of its Affiliates, during your service.

18. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to your employment, its termination and all related matters, specifically including the Employment Agreement, and excepting only your rights and obligations with respect to the securities of Holdings; all of which shall remain in full force and effect according to their terms.

(c) Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the General Counsel, or to such other address as either party may specify by notice to the other actually received.

(d) Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. The Company, Holdings and you each irrevocably and unconditionally (i) agree that any suit, action or proceeding commenced by either party against the other will be brought in The Commonwealth of Massachusetts, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which either party may have to the laying of venue of any such suit, action or proceeding in any such court. The Company, Holdings and you each also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of subsection (d) above.

(e) Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, if at the time of your separation from service , you are a “specified employee,” as defined below, any and all amounts payable under Section 7 on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, will instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); or (B) other amounts or benefits that are not subject to the requirements of Section 409A of the Code. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h) Assignment. Neither you nor the Company nor Holdings may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company or Holdings may assign its rights and obligations under this Agreement to one of its Affiliates or to any Person with whom the Company or Holdings shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you, Holdings and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

(i) Indemnification. The Company shall indemnify and hold you harmless, to the full extent permitted by applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions, in each case resulting from third party claims relating to or arising out of your service to the Company prior to or after this Agreement, other than third party claims relating to or arising out of your willful misconduct or gross negligence, and shall pay and advance all reasonable costs, expenses and attorneys’ fees incurred by you in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action. The Company shall cause any director liability insurance applicable to you to remain in effect for six (6) years following your termination of service for any reason.

(j) Dispute Resolution. In the event of any dispute regarding this Agreement or your service to the Company, the Company agrees to reimburse all reasonable legal fees and other expenses incurred by you in any such dispute if you prevail as to one or more of the material issues in such dispute.

(k) Survival. This Agreement shall survive the expiration of the term hereof and the termination of your service hereunder under any circumstances to the extent necessary to give effect to its provisions.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to me. When you sign it, this letter will take effect as a legally-binding agreement under seal between and among you, the Company and Holdings on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

DUNKIN’ BRANDS, INC.		DUNKIN’ BRANDS GROUP HOLDINGS, INC.

By:	/s/ Richard Emmett	By:	/s/ Richard Emmett

Title:	SR.V.P. & G.C.	Title:	SR.V.P. & G.C.

Accepted and Agreed:

/s/ Jon Luther			6/30/10
Jon Luther			Date

EXHIBIT A

RELEASE AGREEMENT OF MR. LUTHER

FOR AND IN CONSIDERATION OF the compensation and benefits to be provided to me pursuant to the letter agreement to which this Release of Claims is attached (the “Transition Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge Dunkin’ Brands, Inc., a Delaware corporation (the “Company”) and its parent, Dunkin’ Brands Group Holdings, Inc., a Delaware corporation (“Holdings”) (collectively, the “Releasees”), their subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release Agreement, pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I was previously employed by any of the Releasees or otherwise had a relationship with any of them or any of their subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising after the effective date of this Release Agreement and (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company, or Holdings or any of their subsidiaries or other affiliates.

I acknowledge and agree that the payments provided under Section 2 of the Transition Agreement are in complete satisfaction of any and all compensation due to me from the Releasees, whether for services provided to the Releasees or otherwise, through the Transition Date and that, except as expressly provided in the Agreement, no further compensation is owed to me pursuant to the Employment Agreement or otherwise. Capitalized terms not defined in this Release Agreement are defined in the Transition Agreement.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release Agreement for up to 21 days from the date I receive it and that I may not sign this Release Agreement until after the Transition Date. I also acknowledge that I am advised by the Releases to seek the advice of an attorney prior to signing this Release Agreement; that I have had sufficient time to consider this Release Agreement and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release Agreement voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release Agreement, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release Agreement at any time within seven (7) days of the date of my signing by written notice to the Company’s General Counsel and that this Release Agreement will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release Agreement under seal as of the date written below.

Signature:	/s/ Jon L. Luther
Name (please print):	Jon L. Luther

Date Signed:	7/7/10

EXHIBIT B

RELEASE AGREEMENT OF THE COMPANY AND HOLDINGS

FOR AND IN CONSIDERATION OF the mutual promises and covenants contained in the letter agreement to which this Release Agreement of the Company and Holdings is attached and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Dunkin’ Brands, Inc., a Delaware corporation (the “Company”) and its parent, Dunkin’ Brands Group Holdings, Inc., a Delaware corporation (“Holdings”) each, on behalf of itself, its subsidiaries and other affiliates and its assigns, hereby releases and forever discharges Jon Luther and his heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which either the Company or Holdings has had in the past, now has, or might now have, through the date of the signing of this Release of Claims, connected with or arising out of Mr. Luther’s employment or other relationship with the Company and/or Holdings or pursuant to any federal, state or local laws, regulations or other requirements.

Excluded from the scope of this Release Agreement of the Company and Holdings are any causes of action, rights and claims arising after its effective date. Also excluded are any causes of action, rights and claims arising from any fraudulent or criminal conduct by Mr. Luther.

Intending to be legally bound, the Company and Holdings have signed this document under seal as of the date written below.

DUNKIN’ BRANDS, INC.	DUNKIN’ BRANDS GROUP HOLDINGS, INC.

By:	By:

Title:	Title: